Exhibit 99.1

October 30, 2012	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK Announces Higher Third-quarter 2012 Financial Results;
Affirms 2012 Earnings Guidance Range

TULSA, Okla. – Oct. 30, 2012 – ONEOK, Inc. (NYSE: OKE) today announced third-quarter 2012 earnings of 31 cents per diluted share, compared with 28 cents per diluted share on a split-adjusted basis for the same period last year. Third-quarter net income attributable to ONEOK was $65.2 million, compared with $60.3 million for the same period in 2011.

Net income attributable to ONEOK for the nine-month period ended Sept. 30, 2012, was $249.1 million, or $1.18 per diluted share, compared with $245.6 million, or $1.14 per diluted share on a split-adjusted basis for the same period last year.

ONEOK affirmed its 2012 net income guidance range of $345 million to $375 million.

“Our ONEOK Partners segment continued to perform well in the third quarter as a result of completed growth projects, which provided increased natural gas volumes gathered and processed and natural gas liquids volumes gathered and fractionated” said John W. Gibson, ONEOK chairman and chief executive officer.

“Our natural gas distribution segment delivered expected results in the third quarter, while our energy services segment continues to face a challenging market environment,” Gibson said.

ONEOK’s third-quarter 2012 operating income was $242.9 million, compared with $249.3 million for the third quarter 2011.

Third-quarter 2012 results benefited from solid performance in the ONEOK Partners segment, including higher natural gas volumes gathered and processed in the natural gas gathering and processing business offset by lower realized natural gas and natural gas liquids (NGL) product prices, particularly ethane and propane. The natural gas liquids business benefited from higher NGL volumes gathered and fractionated, offset partially by decreased optimization and marketing margins resulting from narrower NGL price differentials and lower NGL transportation capacity available for optimization activities.

-more-

ONEOK Announces Higher Third-quarter 2012 Financial Results;
Affirms 2012 Earnings Guidance Range

October 30, 2012

Third-quarter 2012 results for the natural gas distribution segment were down due primarily to higher share-based compensation costs offset partially by an increase in margins from new rates.

The energy services segment had lower third-quarter 2012 results due primarily to lower transportation and premium-services margins.

Year-to-date 2012 operating income was $802.9 million, compared with $793.9 million for the same period last year.

The increase in year-to-date 2012 results was driven primarily by higher natural gas volumes gathered and processed in ONEOK Partners’ natural gas gathering and processing business offset by lower realized natural gas and NGL product prices. ONEOK Partners’ natural gas liquids business benefited from higher NGL volumes gathered and fractionated and higher optimization and marketing margins from favorable NGL price differentials.

These nine-month 2012 increases were offset by lower margins in the energy services segment due primarily to lower storage and marketing margins, net of hedging activities, including a required $29.9 million reclassification of losses on certain financial contracts and a $10.3 million non-recurring goodwill impairment charge in the first quarter 2012, lower transportation margins, net of hedging activities, and lower premium-services margins.

Operating costs for the third quarter 2012 were $229.2 million, compared with $207.3 million in the same period last year. Operating costs for the nine-month 2012 period were $684.5 million, compared with $652.6 million in the same period last year. The increases for both the three- and nine-month 2012 periods were due primarily to the ONEOK Partners segment’s expanding operations as a result of several internal growth-projects that were placed in service and scheduled maintenance costs.

In February 2012, ONEOK sold its retail natural gas marketing business, which was accounted for in the natural gas distribution segment, to Constellation Energy Group, Inc. for $32.9 million, including working capital, and recognized an after-tax gain of $13.5 million. Financial information for this business is reflected as discontinued operations.

Interest expense was $71.4 million in the third quarter 2012, compared with $73.8 million in the same period last year. Nine-month 2012 interest expense was $218.7 million, compared with $228.7 million in the same period last year. This decrease was primarily driven by higher capitalized interest as a result of increased investments in growth projects in the ONEOK Partners segment.

-more-

ONEOK Announces Higher Third-quarter 2012 Financial Results;
Affirms 2012 Earnings Guidance Range

October 30, 2012

> View earnings tables

THIRD-QUARTER 2012 SUMMARY:

•	Operating income of $242.9 million, compared with $249.3 million in the third quarter 2011;

•	ONEOK Partners segment operating income of $248.4 million, compared with $242.4 million in the third quarter 2011;

•	Natural gas distribution segment operating income of $15.7 million, compared with $19.8 million in the third quarter 2011;

•	Energy services segment operating loss of $21.8 million, compared with an operating loss of $12.7 million in the third quarter 2011;

•	ONEOK Partners increasing investments in its 2011 to 2015 internal-growth program to a range of approximately $5.7 billion to $6.6 billion by:

-
Announcing in July plans to invest approximately $310 million to $345 million between now and the third quarter of 2014 to construct a 100 million-cubic-feet-per-day (MMcf/d) natural gas processing facility – the Garden Creek II plant – in eastern McKenzie County, N.D., in the Bakken Shale in the Williston Basin, and related infrastructure;

-
Announcing in July plans to invest $525 million to $575 million between now and the fourth quarter of 2014 to construct a 75,000 barrel-per-day (bpd) natural gas liquids fractionator, MB-3, and related infrastructure at Mont Belvieu, Texas;

-
Announcing in July plans to invest approximately $100 million between now and the third quarter of 2014 to install additional pump stations on the Bakken NGL Pipeline to increase its capacity to 135,000 bpd from an initial 60,000 bpd;

-	Announcing in July plans to invest approximately $45 million between now and the second quarter of 2014 to install a 40,000 bpd ethane/propane (E/P) splitter at its Mont Belvieu storage facility;

•	ONEOK Partners completing in September the 60,000 bpd expansion of the Bushton, Kan., NGL fractionator;

•	ONEOK Partners completing in September the 100 MMcf/d Stateline I natural gas processing facility in the Williston Basin in the Bakken Shale;

•	ONEOK Partners announcing the open season for the Bakken Crude Express Pipeline, which began Sept. 21, 2012, and will conclude Nov. 20, 2012;

•	In the natural gas distribution segment, Oklahoma Natural Gas receiving approval in July 2012 for a performance-based rate change to increase base rates by $9.5 million;

•
In October, Kansas Gas Service, in the natural gas distribution segment, filed a joint motion with the staff of the Kansas Corporation Commission (KCC) and the Citizens’ Utility Ratepayer Board to approve a stipulated settlement agreement for a $28.0 million increase in base rates and an $18.0 million reduction in amounts currently recovered through surcharges, effectively increasing its annual revenues by a net amount of $10.0 million. The KCC is expected to make a final ruling by January 2013;

-more-

ONEOK Announces Higher Third-quarter 2012 Financial Results;
Affirms 2012 Earnings Guidance Range

October 30, 2012

•
Announcing 2013 guidance in September 2012, with net income expected to increase 19 percent compared with current 2012 earnings guidance; and the total dividend expected to increase by approximately 65 to 70 percent between 2012 and 2015, including dividend increases of 3 cents per share semiannually in 2013, subject to board approval;

•
Distributions declared on the company’s general partner interest in ONEOK Partners of $59.4 million for the third quarter 2012; distributions declared on the company’s limited partner interest in ONEOK Partners of $63.6 million;

•
Completing in September a $150 million accelerated share repurchase agreement with Goldman Sachs that was announced June 2012. ONEOK received 2.9 million shares in June and approximately 545,000 shares Sept. 17, 2012, to complete the accelerated share repurchase agreement;

•
ONEOK, on a stand-alone basis, ending the quarter with $676.7 million of commercial paper outstanding, $1.9 million in letters of credit, $15.2 million of cash and cash equivalents and $521.4 million available under its $1.2 billion credit facility;

•
ONEOK stand-alone cash flow from continuing operations, before changes in working capital, of $508.6 million for 2012, which exceeded capital expenditures and dividends of $421.8 million by $86.8 million; and

•	ONEOK declaring a quarterly dividend of 33 cents per share, unchanged from the previous quarter, payable on Nov. 14, 2012, to shareholders of record at the close of business Nov. 5, 2012.

BUSINESS-UNIT RESULTS:

ONEOK Partners

ONEOK Partners’ third-quarter 2012 operating income was $248.4 million, compared with $242.4 million in the same period last year.

Third-quarter results reflect:

•
A $33.4 million increase in the natural gas gathering and processing business due primarily to volume growth in the Williston Basin from the Garden Creek plant and increased drilling activity, which resulted in higher natural gas volumes gathered, compressed, processed, transported and sold, and higher fees;

•	A $32.9 million increase in the natural gas liquids business from higher NGL volumes gathered and fractionated and higher fees from contract renegotiations for its NGL exchange-services activities;

•
A $5.8 million increase in the natural gas liquids business from higher isomerization margins resulting from wider price differentials between normal butane and iso-butane, and higher isomerization volumes;

•	A $20.9 million decrease in the natural gas liquids business due to optimization and marketing margins, which resulted from a $43.4 million decrease due to narrower NGL

-more-

ONEOK Announces Higher Third-quarter 2012 Financial Results;
Affirms 2012 Earnings Guidance Range

October 30, 2012

price differentials and lower transportation capacity available for optimization activities, as an increasing portion of its transportation capacity between the Conway, Kan., and Mont Belvieu, Texas, NGL market centers is utilized by the partnership’s exchange services activities to produce fee-based earnings. This decrease was offset partially by a $22.5 million increase in its marketing activities due primarily to margins realized on the fractionation and sale of NGL inventory held at the end of the second quarter of 2012 associated with the scheduled maintenance at the Mont Belvieu NGL fractionation facility;

•	An $11.0 million decrease in the natural gas gathering and processing business from lower realized natural gas and NGL product prices, particularly ethane and propane;

•
A $9.0 million decrease in the natural gas gathering and processing business due primarily to higher compression and processing costs associated with volume growth, primarily in the Williston Basin; and

•	A $5.5 million decrease in the natural gas liquids business due to the impact of operational measurement losses.

For the first nine months 2012, the ONEOK Partners segment posted operating income of $732.5 million, compared with $622.0 million in the same period a year earlier.

Nine-month 2012 results, compared with the same period last year, reflect:

•
An $88.8 million increase in the natural gas gathering and processing business due primarily to volume growth in the Williston Basin from the Garden Creek plant and increased drilling activity, which resulted in higher natural gas volumes gathered, compressed, processed, transported and sold, and higher fees;

•	A $68.8 million increase in the natural gas liquids business from higher NGL volumes gathered and fractionated and higher fees from contract renegotiations for its NGL exchange-services activities;

•	A $50.3 million increase in the natural gas liquids business from optimization and marketing margins, primarily from wider NGL product price differentials;

•	A $9.6 million increase in the natural gas liquids business due to higher storage margins as a result of favorable contract renegotiations;

•	A $3.9 million increase in the natural gas liquids business due to higher isomerization margins resulting from wider NGL price differentials between normal butane and iso-butane;

•
A $26.4 million decrease in the natural gas gathering and processing business from lower realized natural gas and NGL product prices, particularly ethane and propane, offset partially by higher condensate prices;

•	A $23.7 million decrease in the natural gas gathering and processing business due primarily to higher compression and processing costs associated with volume growth, primarily in the Williston Basin;

-more-

ONEOK Announces Higher Third-quarter 2012 Financial Results;
Affirms 2012 Earnings Guidance Range

October 30, 2012

•	A $4.1 million decrease in the natural gas gathering and processing business from lower natural gas volumes gathered in the Powder River Basin as a result of continued production declines; and

•	A $3.1 million decrease in the natural gas pipelines business primarily from lower realized natural gas prices on its net retained fuel position, offset partially by higher retained fuel volumes.

Third-quarter 2012 operating costs were $121.1 million, compared with $106.3 million in the third quarter 2011. Nine-month 2012 operating costs were $360.4 million, compared with $328.6 million in the same period a year earlier.

The increases for both the three- and nine-month 2012 periods were due primarily to increased expenses for materials, supplies and outside services associated with scheduled maintenance; and increased employee-related costs associated with the growth of ONEOK Partners’ operations and completed projects in the natural gas gathering and processing and natural gas liquids businesses.

Key Statistics: More detailed information is listed on page 18 of the tables.

•
Natural gas gathered was 1,149 billion British thermal units per day (BBtu/d) in the third quarter 2012, up 10 percent compared with the same period last year due to increased drilling activity in the Williston Basin and in western Oklahoma, and completion of additional gathering lines and compression to support the partnership’s Garden Creek natural gas processing plant in the Williston Basin; offset partially by continued production declines in the Powder River Basin in Wyoming; and up 6 percent compared with the second quarter 2012;

•
Natural gas processed was 906 BBtu/d in the third quarter 2012, up 25 percent compared with the same period last year due to increased drilling activity in the Williston Basin and western Oklahoma, and the completion of the partnership’s Garden Creek natural gas processing plant in the Williston Basin; and up 10 percent compared with the second quarter 2012;

•	The realized composite NGL net sales price was $1.10 per gallon in the third quarter 2012, up 1 percent compared with the same period last year; and up 9 percent compared with the second quarter 2012;

•
The realized condensate net sales price was $86.54 per barrel in the third quarter 2012, down 2 percent compared with the same period last year; and relatively unchanged compared with the second quarter 2012;

•
The realized residue natural gas net sales price was $3.69 per million British thermal units (MMBtu) in the third quarter 2012, down 30 percent compared with the same period last year; and down 3 percent compared with the second quarter 2012;

•
The realized gross processing spread was $8.14 per MMBtu in the third quarter 2012, relatively unchanged compared with the same period last year; and up 1 percent compared with the second quarter 2012;

-more-

ONEOK Announces Higher Third-quarter 2012 Financial Results;
Affirms 2012 Earnings Guidance Range

October 30, 2012

•
Natural gas transportation capacity contracted was 5,249 thousand dekatherms per day in the third quarter 2012, up 2 percent compared with the same period last year; and relatively unchanged compared with the second quarter 2012;

•	Natural gas transportation capacity subscribed was 87 percent in the third quarter 2012 compared with 85 percent in the same period last year; and unchanged from the second quarter 2012;

•
The average natural gas price in the Mid-Continent region was $2.75 per MMBtu in the third quarter 2012, down 32 percent compared with the same period last year; and up 27 percent compared with the second quarter 2012;

•
NGLs fractionated were 581,000 bpd in the third quarter 2012, up 10 percent compared with the same period last year due primarily to increased throughput from existing connections and new supply connections in the Mid-Continent and Rocky Mountain regions; and up 10 percent compared with the second quarter 2012;

•
NGLs transported on gathering lines were 530,000 bpd in the third quarter 2012, up 20 percent compared with the same period last year due primarily to increased production through existing supply connections, and new supply connections in the Mid-Continent and Rocky Mountain regions; and up 1 percent compared with the second quarter 2012;

•
NGLs transported on distribution lines were 504,000 bpd in the third quarter 2012, up 10 percent compared with the same period last year due primarily to the completion of the Sterling I pipeline expansion project in the fourth quarter of 2011 and higher volumes transported on its distribution pipelines between its Mid-Continent NGL fractionators; and up 5 percent compared with the second quarter 2012; and

•
The Conway-to-Mont Belvieu average price differential for ethane in ethane/propane mix, based on Oil Price Information Service (OPIS) pricing, was 16 cents per gallon in the third quarter 2012, compared with 27 cents per gallon in the same period last year; and 23 cents per gallon in the second quarter 2012.

Natural Gas Distribution

Prior reporting periods for the natural gas distribution segment have been recast to exclude retail marketing operations that were sold in February 2012. Those operations are now reflected as discontinued operations.

The natural gas distribution segment reported operating income of $15.7 million in the third quarter 2012, compared with $19.8 million in the third quarter 2011.

Third-quarter results reflect higher share-based compensation costs offset partially by higher rates.

For the nine months 2012, operating income was $136.2 million, compared with $143.1 million in the same period in 2011.

-more-

ONEOK Announces Higher Third-quarter 2012 Financial Results;
Affirms 2012 Earnings Guidance Range

October 30, 2012

Nine-month 2012 results reflect higher depreciation expense from increased capital expenditures; and a decrease in transportation margins in Kansas and Oklahoma due to warmer-than-normal weather in the first quarter 2012 that reduced commercial customer demand that is not subject to weather normalization, offset partially by higher rates.

Third-quarter 2012 operating costs were $103.4 million, compared with $95.3 million in the third quarter 2011. Third quarter results reflect a $7.0 million increase in share-based compensation costs from appreciation in ONEOK’s share price and a $1.0 million increase in pension costs.

Nine-month 2012 operating costs were $312.1 million, compared with $304.6 million in the same period a year earlier. This increase was due primarily to higher outside services, legal and pension costs; offset partially by lower share-based compensation costs in the nine-month 2012 period compared with the same period in 2011 due to common stock awarded to employees as part of ONEOK’s stock award program and the appreciation in ONEOK’s share price during 2011.

Key Statistics: More detailed information is listed on page 18 of the tables.

•	Residential natural gas sales volumes were 7.3 billion cubic feet (Bcf) in the third quarter 2012, relatively unchanged compared with the same period last year;

•	Total natural gas volume sales were 11.6 Bcf in the third quarter 2012, relatively unchanged compared with the same period last year;

•	Total natural gas volumes delivered were 57.4 Bcf in the third quarter 2012, up 3 percent compared with the same period last year; and

•	Total natural gas transportation volumes were 45.8 Bcf in the third quarter 2012, up 3 percent compared with the same period last year.

Energy Services

The energy services segment reported a third-quarter 2012 operating loss of $21.8 million, compared with an operating loss of $12.7 million in the same period in 2011.

The decrease in third-quarter 2012 operating income, compared with the same period in 2011, reflects:

•	A $9.8 million decrease in transportation margins, net of hedging, due primarily to lower hedge settlements in 2012;

•	A $2.1 million decrease in premium-services margins due to lower demand fees; and

•	A $2.2 million increase in storage and marketing margins, net of hedging activities.

-more-

ONEOK Announces Higher Third-quarter 2012 Financial Results;
Affirms 2012 Earnings Guidance Range

October 30, 2012

For the first nine months 2012, the energy services segment posted an operating loss of $67.6 million, compared with operating income of $29.2 million in the same period a year earlier.

Nine-month 2012 results, compared with the same period last year, reflect:

•
A $63.3 million decrease in storage and marketing margins due primarily to a $29.9 million decrease related to the continued decline in natural gas prices that resulted in the required reclassification of losses on certain financial contracts in the first quarter 2012 that were used to hedge forecasted purchases of natural gas. The combination of the cost bases of the forecasted purchases of inventory and the financial contracts exceed the amount expected to be recovered through sales of that inventory, after considering related sales hedges, which required reclassification of the loss from accumulated other comprehensive income (loss) to current period earnings; a $10.3 million decrease due primarily to decreased marketing activities; a $10.0 million decrease due to unrealized fair value changes on non-qualifying economic hedges; an $8.1 million decrease due to lower realized seasonal natural gas storage price differentials; and a $3.7 million decrease due to higher demand fees on storage contracts;

•	A $23.1 million decrease in transportation margins, net of hedging, due primarily to lower hedge settlements in 2012; and

•	A $5.3 million decrease in premium-services margins due to lower demand fees.

Additionally, this segment recorded a $10.3 million non-recurring goodwill impairment charge in the first quarter 2012.

Third-quarter 2012 operating costs were $4.4 million, compared with $5.2 million in the third quarter 2011. Nine-month 2012 operating costs were $13.9 million, compared with $18.6 million in the same period a year earlier. The decrease for the nine-month 2012 period was due primarily to lower employee-related costs.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2012	2011	2012	2011
	(Millions of dollars)
Marketing, storage and transportation revenues, gross	$19.1	$30.6	$74.6	$167.3
Storage and transportation costs	37.3	39.4	119.3	120.8
Marketing, storage and transportation, net	(18.2)	(8.8)	(44.7)	46.5
Financial trading, net	0.9	1.4	1.6	1.6
Net margin	$(17.3)	$(7.4)	$(43.1)	$48.1

Key Statistics: More detailed information is listed on page 18 of the tables.

-more-

ONEOK Announces Higher Third-quarter 2012 Financial Results;
Affirms 2012 Earnings Guidance Range

October 30, 2012

•	Total natural gas in storage at Sept. 30, 2012, was 66.4 Bcf, compared with 61.6 Bcf a year earlier;

•	Total natural gas storage capacity under lease at Sept. 30, 2012, was 72.4 Bcf, compared with 75.6 Bcf a year earlier; and

•
Total natural gas transportation capacity under lease at Sept. 30, 2012, was 1.1 billion cubic feet per day (Bcf/d), of which 1.0 Bcf/d was contracted under long-term natural gas transportation contracts, compared with 1.2 Bcf/d of total capacity, all long-term, a year earlier.

EARNINGS CONFERENCE CALL AND WEBCAST:

ONEOK and ONEOK Partners management will conduct a joint conference call on Wednesday, Oct. 31, 2012, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call will also be carried live on ONEOK’s and ONEOK Partners’ websites.

To participate in the telephone conference call, dial 800-946-0712, pass code 8481950, or log on to www.oneok.com or www.oneokpartners.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s website, www.oneok.com, and ONEOK Partners’ website, www.oneokpartners.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 8481950.

LINK TO EARNINGS TABLES:

http://www.oneok.com/~/media/ONEOK/EarningsTables/OKE-Q3_2012_Earnings_24HTfr3.ashx

NON-GAAP (GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) FINANCIAL MEASURE:

ONEOK has disclosed in this news release stand-alone cash flow, before changes in working capital, which is a non-GAAP financial measure. Stand-alone cash flow, before changes in working capital, is used as a measure of the company’s financial performance. Stand-alone cash flow, before changes in working capital, is defined as net income less the portion attributable to non-controlling interests, adjusted for equity in earnings and distributions received from ONEOK Partners, and ONEOK’s stand-alone depreciation, amortization and impairments, deferred income taxes, and certain other items.

The non-GAAP financial measure described above is useful to investors because the measurement is used as a measurement of financial performance of the company’s fundamental business activities. ONEOK stand-alone cash flow, before changes in working capital, should not be considered in isolation or as a substitute for net income or any other measure of financial performance presented in accordance with GAAP.

-more-

ONEOK Announces Higher Third-quarter 2012 Financial Results;
Affirms 2012 Earnings Guidance Range

October 30, 2012

This non-GAAP financial measure excludes some, but not all, items that affect net income. Additionally, this calculation may not be comparable with similarly titled measures of other companies. A reconciliation of stand-alone cash flow, before changes in working capital, to net income is included in the financial tables.

ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is a diversified energy company.  We are the general partner and own 43.4 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  ONEOK is a FORTUNE 500 company and is included in Standard & Poor’s (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

For the latest news about ONEOK, follow us on Twitter @ONEOKNews.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance (including projected operating income, net income, capital expenditures, cash flow and projected levels of dividends), liquidity, management’s plans and objectives for our growth projects and other future operations (including plans to construct additional natural gas and natural gas liquids pipelines and processing facilities), our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena, including climate change, on our operations, including energy sales and demand for our services and energy prices;

•
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•	the status of deregulation of retail natural gas distribution;

•	the capital intensive nature of our businesses;

•	the profitability of assets or businesses acquired or constructed by us;

•	our ability to make cost-saving changes in operations;

•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;

-more-

ONEOK Announces Higher Third-quarter 2012 Financial Results;
Affirms 2012 Earnings Guidance Range

October 30, 2012

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	the timing and extent of changes in energy commodity prices;

•
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, pipeline safety, environmental compliance, climate change initiatives and authorized rates of recovery of natural gas and natural gas transportation costs;

•
the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming;

•
the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension and postretirement expense and funding resulting from changes in stock and bond market returns;

•
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt, or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners;

•
the results of administrative proceedings and litigation, regulatory actions, rule changes and receipt of expected clearances involving the Oklahoma Corporation Commission (OCC), Kansas Corporation Commission (KCC), Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission (FERC), the National Transportation Safety Board (NTSB), the Pipeline and Hazardous Materials Safety Administration (PHMSA), the Environmental Protection Agency (EPA) and the Commodity Futures Trading Commission (CFTC);

•	our ability to access capital at competitive rates or on terms acceptable to us;

•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling;

•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;

•	the impact and outcome of pending and future litigation;

•	the ability to market pipeline capacity on favorable terms, including the effects of:
- future demand for and prices of natural gas, NGLs and crude oil;
- competitive conditions in the overall energy market;
- availability of supplies of Canadian and United States natural gas and crude oil; and
- availability of additional storage capacity;

•	performance of contractual obligations by our customers, service providers, contractors and shippers;

•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;

•
our ability to acquire all necessary permits, consents or other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;

•	demand for our services in the proximity of our facilities;

•	our ability to control operating costs;

•	adverse labor relations;

•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;

•	economic climate and growth in the geographic areas in which we do business;

•	the risk of a prolonged slowdown in growth or decline in the United States or international economies, including liquidity risks in United States or foreign credit markets;

•	the impact of recently issued and future accounting updates and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

-more-

ONEOK Announces Higher Third-quarter 2012 Financial Results;
Affirms 2012 Earnings Guidance Range

October 30, 2012

•	the possible loss of natural gas distribution franchises or other adverse effects caused by the actions of municipalities;

•	the impact of uncontracted capacity in our assets being greater or less than expected;

•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;

•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;

•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;

•	the impact of potential impairment charges;

•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;

•	our ability to control construction costs and completion schedules of our pipelines and other projects; and

•	the risk factors listed in the reports we have filed and may file with the Securities and Exchange Commission (SEC), which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Item 1A, Risk Factors, in the Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.
###

-more-

ONEOK Announces Higher Third-quarter 2012 Financial Results;
Affirms 2012 Earnings Guidance Range

October 30, 2012

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2012	2011	2012	2011
	(Thousands of dollars, except per share amounts)
Revenues	$3,028,775	$3,529,359	$8,972,635	$10,734,757
Cost of sales and fuel	2,474,803	2,996,735	7,226,114	9,053,423
Net margin	553,972	532,624	1,746,521	1,681,334
Operating expenses
Operations and maintenance	206,048	185,127	603,055	575,658
Depreciation and amortization	81,434	75,953	249,429	234,103
Goodwill impairment	—	—	10,255	—
General taxes	23,157	22,134	81,471	76,893
Total operating expenses	310,639	283,214	944,210	886,654
Gain (loss) on sale of assets	(420)	(69)	603	(791)
Operating income	242,913	249,341	802,914	793,889
Equity earnings from investments	28,591	32,029	92,380	93,665
Allowance for equity funds used during construction	3,302	759	6,126	1,625
Other income	5,049	184	11,495	1,069
Other expense	(919)	(13,285)	(3,990)	(13,535)
Interest expense (net of capitalized interest of $11,802, $6,469, $30,521 and $13,904, respectively)	(71,364)	(73,841)	(218,714)	(228,688)
Income before income taxes	207,572	195,187	690,211	648,025
Income taxes	(42,584)	(34,028)	(156,835)	(154,252)
Income from continuing operations	164,988	161,159	533,376	493,773
Income from discontinued operations, net of tax	—	(279)	762	1,219
Gain on sale of discontinued operations, net of tax	—	—	13,517	—
Net income	164,988	160,880	547,655	494,992
Less: Net income attributable to noncontrolling interests	99,769	100,559	298,578	249,399
Net income attributable to ONEOK	$65,219	$60,321	$249,077	$245,593
Amounts attributable to ONEOK:
Income from continuing operations	$65,219	$60,600	$234,798	$244,374
Income from discontinued operations	—	(279)	14,279	1,219
Net income	$65,219	$60,321	$249,077	$245,593
Basic earnings per share:
Income from continuing operations	$0.32	$0.29	$1.14	$1.16
Income from discontinued operations	—	—	0.07	0.01
Net income	$0.32	$0.29	$1.21	$1.17
Diluted earnings per share:
Income from continuing operations	$0.31	$0.29	$1.11	$1.13
Income from discontinued operations	—	(0.01)	0.07	0.01
Net Income	$0.31	$0.28	$1.18	$1.14
Average shares (thousands)
Basic	205,005	206,606	206,638	210,440
Diluted	209,960	211,940	211,198	215,454
Dividends declared per share of common stock	$0.33	$0.28	$0.94	$0.80

-more-

ONEOK Announces Higher Third-quarter 2012 Financial Results;
Affirms 2012 Earnings Guidance Range

October 30, 2012

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	September 30,	December 31,
(Unaudited)	2012	2011
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$978,825	$65,953
Accounts receivable, net	984,724	1,339,933
Gas and natural gas liquids in storage	644,719	549,915
Commodity imbalances	57,303	63,452
Energy marketing and risk management assets	70,324	40,280
Other current assets	220,135	185,143
Assets of discontinued operations	—	74,136
Total current assets	2,956,030	2,318,812
Property, plant and equipment
Property, plant and equipment	12,404,878	11,177,934
Accumulated depreciation and amortization	2,914,496	2,733,601
Net property, plant and equipment	9,490,382	8,444,333
Investments and other assets
Investments in unconsolidated affiliates	1,218,282	1,223,398
Goodwill and intangible assets	998,122	1,014,127
Other assets	701,491	695,965
Total investments and other assets	2,917,895	2,933,490
Total assets	$15,364,307	$13,696,635

-more-

ONEOK Announces Higher Third-quarter 2012 Financial Results;
Affirms 2012 Earnings Guidance Range

October 30, 2012

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	September 30,	December 31,
(Unaudited)	2012	2011
Liabilities and equity	(Thousands of dollars)
Current liabilities
Current maturities of long-term debt	$11,140	$364,391
Notes payable	676,747	841,982
Accounts payable	1,153,750	1,341,718
Commodity imbalances	213,367	202,206
Energy marketing and risk management liabilities	25,856	137,680
Other current liabilities	358,253	345,383
Liabilities of discontinued operations	—	12,815
Total current liabilities	2,439,113	3,246,175
Long-term debt, excluding current maturities	6,517,464	4,529,551
Deferred credits and other liabilities
Deferred income taxes	1,539,960	1,446,591
Other deferred credits	692,211	674,586
Total deferred credits and other liabilities	2,232,171	2,121,177
Commitments and contingencies
Equity
ONEOK shareholders’ equity:
Common stock, $0.01 par value:
authorized 600,000,000 shares; issued 245,811,180 shares and outstanding
204,598,717 shares at September 30, 2012; issued 245,809,848 shares and outstanding 206,509,960 shares at December 31, 2011	2,458	2,458
Paid-in capital	1,337,045	1,417,185
Accumulated other comprehensive loss (Note H)	(240,476)	(206,121)
Retained earnings	2,015,008	1,960,374
Treasury stock, at cost: 41,212,463 shares at September 30, 2012, and 39,299,888 shares at December 31, 2011	(1,048,329)	(935,323)
Total ONEOK shareholders’ equity	2,065,706	2,238,573
Noncontrolling interests in consolidated subsidiaries	2,109,853	1,561,159
Total equity	4,175,559	3,799,732
Total liabilities and equity	$15,364,307	$13,696,635

-more-

ONEOK Announces Higher Third-quarter 2012 Financial Results;
Affirms 2012 Earnings Guidance Range

October 30, 2012

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Nine Months Ended
	September 30,
(Unaudited)	2012	2011
	(Thousands of dollars)
Operating activities
Net income	$547,655	$494,992
Depreciation and amortization	249,437	234,201
Impairment of goodwill	10,255	—
Gain on sale of discontinued operations	(13,517)	—
Reclassified loss on energy price risk management assets and liabilities	29,861	—
Equity earnings from investments	(92,380)	(93,665)
Distributions received from unconsolidated affiliates	92,996	87,151
Deferred income taxes	170,657	200,961
Share-based compensation expense	35,970	39,297
Allowance for equity funds used during construction	(6,126)	(1,625)
Loss (gain) on sale of assets	(603)	791
Other	(1,770)	(1,260)
Changes in assets and liabilities:
Accounts receivable	350,350	194,631
Gas and natural gas liquids in storage	(94,362)	26,975
Accounts payable	(156,483)	(401)
Commodity imbalances, net	17,310	(63,159)
Energy marketing and risk management assets and liabilities	(205,008)	(12,705)
Other assets and liabilities	(171,383)	(76,565)
Cash provided by operating activities	762,859	1,029,619
Investing activities
Capital expenditures (less allowance for equity funds used during construction)	(1,238,908)	(862,310)
Proceeds from sale of discontinued operations, net of cash sold	32,946	—
Contributions to unconsolidated affiliates	(21,284)	(51,686)
Distributions received from unconsolidated affiliates	25,756	16,158
Proceeds from sale of assets	1,918	951
Other	988	—
Cash used in investing activities	(1,198,584)	(896,887)
Financing activities
Borrowing (repayment) of notes payable, net	(165,235)	93,145
Issuance of debt, net of discounts	1,994,693	1,295,450
Long-term debt financing costs	(15,030)	(10,986)
Repayment of debt	(359,251)	(724,405)
Repurchase of common stock	(150,000)	(300,108)
Issuance of common stock	7,068	7,142
Issuance of common units, net of issuance costs	459,680	—
Dividends paid	(194,443)	(169,337)
Distributions to noncontrolling interests	(237,744)	(206,260)
Cash provided by (used in) financing activities	1,339,738	(15,359)
Change in cash and cash equivalents	904,013	117,373
Change in cash and cash equivalents included in discontinued operations	8,859	1,898
Change in cash and cash equivalents from continuing operations	912,872	119,271
Cash and cash equivalents at beginning of period	65,953	30,341
Cash and cash equivalents at end of period	$978,825	$149,612

-more-

ONEOK Announces Higher Third-quarter 2012 Financial Results;
Affirms 2012 Earnings Guidance Range

October 30, 2012

ONEOK, Inc. and Subsidiaries
INFORMATION AT A GLANCE
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2012	2011	2012	2011
	(Millions of dollars, except as noted)
ONEOK Partners
Net margin	$419.7	$394.0	$1,242.3	$1,083.1
Operating costs	$121.1	$106.3	$360.4	$328.6
Depreciation and amortization	$49.8	$45.2	$150.0	$131.7
Operating income	$248.4	$242.4	$732.5	$622.0
Capital expenditures	$375.3	$252.2	$1,011.5	$662.4
Natural gas gathering and processing business (a)
Natural gas gathered (BBtu/d)	1,149	1,044	1,091	1,021
Natural gas processed (BBtu/d) (b)	906	723	833	682
NGL sales (MBbl/d)	62	50	57	47
Residue gas sales (BBtu/d)	416	348	386	308
Realized composite NGL net sales price ($/gallon) (c)	$1.10	$1.09	$1.07	$1.09
Realized condensate net sales price ($/Bbl) (c)	$86.54	$87.89	$87.72	$81.63
Realized residue gas net sales price ($/MMBtu) (c)	$3.69	$5.25	$3.74	$5.63
Realized gross processing spread ($/MMBtu) (c)	$8.14	$8.17	$8.23	$8.30
Natural gas pipelines business (a)
Natural gas transportation capacity contracted (MDth/d)	5,249	5,132	5,345	5,353
Transportation capacity subscribed (e)	87%	85%	88%	88%
Average natural gas price
Mid-Continent region ($/MMBtu)	$2.75	$4.02	$2.43	$4.10
Natural gas liquids business
NGL sales (MBbl/d)	615	485	544	481
NGLs fractionated (MBbl/d) (d)	581	529	565	522
NGLs transported-gathering lines (MBbl/d) (a)	530	443	517	424
NGLs transported-distribution lines (MBbl/d) (a)	504	457	489	460
Conway-to-Mont Belvieu OPIS average price differential
Ethane in ethane/propane mix ($/gallon)	$0.16	$0.27	$0.21	$0.21

(a) - For consolidated entities only.
(b) - Includes volumes processed at company-owned and third-party facilities.
(c) - Presented net of the impact of hedging activities and includes equity volumes only.
(d) - Includes volumes fractionated from company-owned and third-party facilities.
(e) - Prior periods have been recast to reflect current estimated capacity.

Natural Gas Distribution
Net margin	$151.0	$145.4	$545.8	$548.3
Operating costs	$103.4	$95.3	$312.1	$304.6
Depreciation and amortization	$32.0	$30.3	$97.5	$100.6
Operating income	$15.7	$19.8	$136.2	$143.1
Capital expenditures	$74.3	$67.5	$205.7	$176.5
Natural gas volumes (Bcf)
Natural gas sales	11.6	11.4	92.6	104.4
Transportation	45.8	44.3	149.2	153.2
Natural gas margins
Net margin on natural gas sales	$123.4	$118.0	$454.9	$452.7
Transportation margin	$19.9	$19.3	$65.2	$67.3

Energy Services
Net margin	$(17.3)	$(7.4)	$(43.1)	$48.1
Operating costs	$4.4	$5.2	$13.9	$18.6
Depreciation and amortization	$0.1	$0.1	$0.3	$0.3
Goodwill impairment	$—	$—	$10.3	$—
Operating income (loss)	$(21.8)	$(12.7)	$(67.6)	$29.2
Natural gas marketed (Bcf)	162	187	530	639
Natural gas gross margin ($/Mcf)	$(0.10)	$(0.03)	$(0.08)	$0.08
Physically settled volumes (Bcf)	338	395	1,077	1,294

-more-

ONEOK Announces Higher Third-quarter 2012 Financial Results;
Affirms 2012 Earnings Guidance Range

October 30, 2012

ONEOK, Inc. and Subsidiaries
CONSOLIDATING INCOME STATEMENT

	Three Months Ended September 30, 2012
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$—	$248	$—	$248
Natural Gas Distribution	16	—	—	16
Energy Services	(22)	—	—	(22)
Other	1	—	—	1
Operating income	(5)	248	—	243
Equity in earnings of ONEOK Partners	132	—	(132)	—
Other income (expense)	2	34	—	36
Interest expense	(23)	(48)	—	(71)
Income taxes	(41)	(2)	—	(43)
Income from continuing operations	65	232	(132)	165
Income (loss) from discontinued operations, net of tax	—	—	—	—
Net Income	65	232	(132)	165
Less: Net income attributable to noncontrolling interests	—	—	100	100
Net income attributable to ONEOK	$65	$232	$(232)	$65

	Nine Months Ended September 30, 2012
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$—	$732	$—	$732
Natural Gas Distribution	136	—	—	136
Energy Services	(68)	—	—	(68)
Other	3	—	—	3
Operating income	71	732	—	803
Equity in earnings of ONEOK Partners	380	—	(380)	—
Other income (expense)	3	103	—	106
Interest expense	(71)	(148)	—	(219)
Income taxes	(148)	(9)	—	(157)
Income from continuing operations	235	678	(380)	533
Income (loss) from discontinued operations, net of tax	14	—	—	14
Net Income	249	678	(380)	547
Less: Net income attributable to noncontrolling interests	—	—	298	298
Net income attributable to ONEOK	$249	$678	$(678)	$249

-more-

ONEOK Announces Higher Third-quarter 2012 Financial Results;
Affirms 2012 Earnings Guidance Range

October 30, 2012

ONEOK, Inc. and Subsidiaries
CONSOLIDATING INCOME STATEMENT

	Three Months Ended September 30, 2011
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$—	$242	$—	$242
Natural Gas Distribution	20	—	—	20
Energy Services	(13)	—	—	(13)
Other	—	—	—	—
Operating income	7	242	—	249
Equity in earnings of ONEOK Partners	109	—	(109)	—
Other income (expense)	(6)	26	—	20
Interest expense	(18)	(56)	—	(74)
Income taxes	(32)	(2)	—	(34)
Income from continuing operations	60	210	(109)	161
Income (loss) from discontinued operations, net of tax	—	—	—	—
Net Income	60	210	(109)	161
Less: Net income attributable to noncontrolling interests	—	—	101	101
Net income attributable to ONEOK	$60	$210	$(210)	$60

	Nine Months Ended September 30, 2011
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$—	$622	$—	$622
Natural Gas Distribution	143	—	—	143
Energy Services	29	—	—	29
Other	—	—	—	—
Operating income	172	622	—	794
Equity in earnings of ONEOK Partners	283	—	(283)	—
Other income (expense)	(7)	90	—	83
Interest expense	(58)	(171)	—	(229)
Income taxes	(145)	(9)	—	(154)
Income from continuing operations	245	532	(283)	494
Income (loss) from discontinued operations, net of tax	1	—	—	1
Net Income	246	532	(283)	495
Less: Net income attributable to noncontrolling interests	—	—	249	249
Net income attributable to ONEOK	$246	$532	$(532)	$246

-more-

ONEOK Announces Higher Third-quarter 2012 Financial Results;
Affirms 2012 Earnings Guidance Range

October 30, 2012

ONEOK, Inc. and Subsidiaries
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
ONEOK, Inc. Stand-Alone Cash Flow, Before Changes in Working Capital

Nine Months Ended
(Unaudited)	September 30, 2012
(Millions of dollars)
Net income	$547.7
Net income attributable to noncontrolling interests	(298.6)
Equity in earnings of ONEOK Partners	(379.3)
Distributions received from ONEOK Partners	313.9
Depreciation, amortization and impairment	109.7
Deferred income taxes	164.8
Gain on sale of discontinued operations	(13.5)
Reclassified loss on energy price risk management assets and liabilities	29.9
Other	34.0
Cash flow, before changes in working capital	$508.6